SEWARD & KISSEL LLP
                             ONE BATTRY PARK PLAZA
                               NEW YORK, NEW YORK

                           TELEPHONE: (212) 574-1200
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                                 WWW.SEWKIS.COM

October 8, 2004

Frontline Ltd.
Par la Ville Place, 4th Floor
Par la Ville Road
Hamilton HM 08
Bermuda

Ladies and Gentlemen:

We have acted as United States and New York counsel to Frontline Ltd., a company organized under the laws of the Islands of Bermuda (the "Company"), and in such capacity we have assisted in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of an amended Registration Statement on Form F-3 (such registration statement and any additional registration statement filed pursuant to Rule 462(b) is referred to as the "Registration Statement") in respect of the contemplated issuance by the Company from time to time of up to $500,000,000 aggregate public offering price (or any such further aggregate public offering price as may be registered pursuant to Rule 462(b)) or the equivalent thereof in one or more foreign currencies, currency units or composite currencies of (i) senior debt securities and subordinated debt securities (collectively referred to as the "Debt Securities"), which may be issued pursuant to separate indentures, as amended or supplemented from time to time, between the Company and the trustee named in the applicable indenture; (ii) shares of preferred stock of the Company; and (iii) shares of common stock of the Company, par value $2.50 per share.

As such counsel, we have examined such papers, documents and certificates of public officials and certificates of the officers of the Company as we have deemed relevant and necessary as the basis for the opinions hereafter expresses. In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed or photostatic copies.

Based upon the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that:

     When the specific terms of a particular Debt Security have been duly authorized by the Board of Directors of the Company and established in accordance with the applicable indenture and such Debt Security has been duly executed, authenticated, issued for value and delivered in accordance with the applicable indenture, such Debt Security will be a binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other laws relating to or affecting creditors' rights generally and subject to general principles of equity, including application by a court of competent jurisdiction of principles of good faith, fair dealing, commercial reasonableness, materiality, unconscionability and conflict with public policy or other similar principles.

We are members of the bar of the State of New York, and this opinion is limited to the law of the State of New York and the Federal law of the United States. In rendering this opinion, to the extent that the matters discussed herein relate, or are affected by, Bermuda laws, we have relied on the opinion of Mello, Jones & Martin, a copy of which is included as Exhibit 5.1 to the Registration Statement.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                              Very truly yours,

                             /s/ Seward & Kissel LLP